SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 31, 2006

TVI CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	0-10449	52-1085536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7100 Holladay Tyler Road, Glenn Dale, MD 20769

(Address of Principal Executive Offices)

(301) 352-8800

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Asset Purchase Agreement. On October 31, 2006 (the “Closing Date”), TVI Corporation (“TVI”) acquired substantially all of the assets of privately-held Signature Special Event Services, LLC (“SSES”), a leading provider of full-service rental services for traditional special events and for disaster relief and recovery efforts with broad infrastructure offerings, including tents, flooring/staging, lighting, power, climate control and foodservice equipment, for a cash purchase price of $21.75 million, including a working capital adjustment. The closing of the asset purchase (the “Closing”) took place on October 31, 2006, simultaneously with the execution of a definitive asset purchase agreement (the “Purchase Agreement”) by the parties. See Item 2.01 below for a discussion of the Purchase Agreement, which discussion is incorporated herein by reference.

Employment Agreement. In connection with the Closing, TVI entered into an employment agreement with Thomas Brown, who has served as SSES’s President and Chief Executive Officer since 2003. The employment agreement has an initial term of four years at an initial annual salary of $175,000 and entitles Mr. Brown to receive payments earned under the Incentive Bonus Program described below. In addition, Mr. Brown is entitled to a non-compete payment of $62,500 per quarter over the four-year term of the agreement. The first installment was paid at Closing and the remaining fifteen installments shall be paid at the end of each three-month period after the Closing (the “Non-Compete Payments”). The Non-Compete Payments are payable by TVI only so long as Mr. Brown remains continuously employed by TVI at all times through the date of payment and will cease if Mr. Brown’s employment terminates for any reason.

The Non-Compete Payments are payable in cash or in unregistered shares of TVI common stock or in any combination of cash and shares as TVI shall elect, provided that at least 35% of each payment must be in cash. Mr. Brown’s initial Non-Compete Payment at Closing consisted of $31,250 in cash and 13,629 shares of TVI common stock. The employment agreement also provides that Mr. Brown will be entitled to participate in all stock option plans and equity programs maintained by TVI for which he is eligible, including the TVI Amended and Restated Incentive Stock Option Plan. Mr. Brown will also be entitled to participate in all employee welfare and benefit plans and incentive programs generally available to similarly situated TVI executives. The employment agreement also contains restrictive covenant provisions typical for executive employment agreements of this type.

In the event that Mr. Brown’s employment is terminated for any reason not constituting “Cause” or if Mr. Brown terminates his employment for “Good Reason” (each as defined in the employment agreement) (“Termination Without Cause or For Good Reason”), he will (i) receive severance pay equal to the “Base Salary” (as defined in the employment agreement) then in effect for the lesser of six months or the then remaining term of the employment agreement and (ii) remain eligible to receive 20% of all bonus payments earned under the Incentive Bonus Program described below, subject to the satisfaction of all other terms and conditions of the program. In addition, unless TVI elects to waive all remaining non-compete obligations, Mr. Brown would be eligible to continue to receive 50% of the Non-Compete Payments that would otherwise be payable to Mr. Brown had the termination of employment not occurred.

In the event that Mr. Brown’s employment is terminated due to a Performance Shortfall (i.e., either (i) a failure of the acquired business to achieve at least $20.0 million in gross revenue from operations for any of the years ending December 31, 2007, 2008 and 2009 or (ii) a failure of the acquired business to achieve at least $3.0 million in EBITDA (as defined in the Incentive Bonus Program) for any of the years ending December 31, 2007, 2008 and 2009) (“Termination Due to Performance Shortfall”), he will not be entitled to severance pay or other payments or benefits provided in the employment agreement. However, unless TVI elects to waive all remaining non-compete obligations, Mr. Brown would be eligible to continue to receive 37.5% of the Non-Compete Payments that would otherwise be payable to Mr. Brown had the termination of employment not occurred.

In the event of termination of Mr. Brown’s employment for any reason other than a Termination Without Cause or For Good Reason or a Termination Due to Performance Shortfall, including but not limited to voluntary termination (other than for a Good Reason) or termination for Cause, Mr. Brown will not be entitled to any severance pay or other payments or benefits provided in the employment agreement, except as may otherwise be required by law. Additionally, in the event of his voluntary termination (other than for a Good Reason) or termination for Cause, Mr. Brown must, within 20 days of the termination date, pay to TVI an amount equal to the sum of: (i) the “Termination Damages” and (ii) the “Unearned Non-compete Fee.” In general, “Termination Damages” means the following amounts determined as of the last day employment: (A) for a termination occurring prior to the 18th month of the start of employment, 100% of all payments to Mr. Brown under the employment agreement, except for his Base Salary; or (B) for a termination occurring after the 18th month of employment and ending on the fourth anniversary of the start of employment, 50% of all bonus payments made under the Incentive Bonus Program, if any, that TVI has paid to Mr. Brown during the 18 month period immediately preceding the last day of the employment. In general, the “Unearned Non-compete Fee” means a pro rata amount of all prepaid but unearned Non-Compete Payments on the terms provided in the employment agreement.

Incentive Bonus Program. The Incentive Bonus Program (the “Program”) consists of an annual bonus based on EBITDA (the “EBITDA Bonus”), and a separate three-year bonus based on TVI’s return on invested capital related to its acquisition of SSES, payable in 2010 (the “Return on Invested Capital Bonus”), and covers Mr. Brown, Douglas Remsberg and Dennis Remsberg (together, the “Participants”). Any bonus earned under the Program may be paid in any combination of cash and shares as TVI shall elect, provided that at least 35% of each payment must be in cash and each of the Participants will be entitled to receive one-third (1/3) of any bonus that becomes payable.

The Participants collectively will be eligible to receive an annual EBITDA Bonus, if any, for each of 2006, 2007, 2008 and 2009 equal to 50% of EBITDA for the acquired business for such year (or, in the case of 2006, a partial year) in excess of $3.5 million ($875,000 for the partial 2006 payment, based on results for the period from Closing through December 31, 2006). Any EBITDA Bonus will be paid within 120 days of the applicable year-end.

The Participants also will be eligible to receive an Return on Invested Capital Bonus payment in 2010 based upon the average quarterly EBIT return for the acquired business measured over a three-year performance period from January 1, 2007 through December 31, 2009 in excess of a hurdle rate. Specifically, the Participants will be entitled to receive a multiple of 6.6x of one-half (1/2) of any Excess EBIT Return (before the Participants’ EBITDA Bonus) for 2007 – 2009. Excess EBIT Return means a dollar amount obtained by multiplying the difference, if any, by which the actual 2007 – 2009 EBIT ratio exceeds a 15% EBIT hurdle ratio times total invested capital (i.e., the adjusted purchase price for SSES, as adjusted for 2007 – 2009 changes in net working capital and net fixed assets).

The Return on Invested Capital Bonus, if any, will be payable no later than April 30, 2010. If paid in whole or in part in TVI shares, such shares will vest over a two-year period following the date of issuance, conditioned upon the Participants’ continued and uninterrupted employment under their respective employment agreement (i.e., one-half (1/2) of such shares shall vest and be released to Participants on the first (1st) anniversary of the issuance thereof, and the remaining one-half (1/2) of such shares shall vest and be released to Participants on the second (2nd) anniversary of the issuance thereof). Each Participant will be entitled to receive one-third (1/3) of any Return on Invested Capital Bonus that becomes payable.

The total number of shares of TVI common stock issuable to the Participants under the Program, together with any shares issuable to the Participants under any other plan or program of TVI or SSES (including but not limited to the Finder’s Fee (described below) and Non-Compete Payments), shall not exceed 19.9% of the total number of TVI shares issued and outstanding as of the Closing.

The foregoing description of certain terms of Mr. Brown’s employment agreement and the Program does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement and the incentive bonus program, which is attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

In connection with the Closing of the Purchase Agreement, TVI also entered into four-year employment agreements with both Douglas Remsberg, who is scheduled to join SSES on or before February 1, 2007, and Dennis Remsberg, SSES’s Disaster Relief and National Sales Manager. Both are entitled to receive payments under the Program and each will be entitled to receive non-compete payments of $62,500 per quarter over the same term and subject to the same general terms and conditions as described above for Mr. Brown. Consequently, if all non-compete payments under the three employment agreements for Mr. Brown, Dennis Remsberg and Douglas Remsberg are paid in full, a total of approximately $2,937,500 in non-compete payments will be paid over the four-year term of such agreements.

Finder’s Fee. Also, in connection with the Closing, TVI entered into a Finder’s Agreement and agreed to pay a $2.0 million finder’s fee (the “Finder’s Fee”) to Event Services, LLC, a Maryland limited liability company wholly-owned and controlled by Douglas Remsberg. At Closing, TVI paid $1.0 million in cash and $1.0 million in TVI common stock by issuing 436,110 shares of TVI common stock valued at $2.293 per share (the average closing price of TVI common stock on the NASDAQ Capital Market for the 20 trading day period immediately prior to closing under the Finder’s Agreement).

The foregoing description of certain terms of the Finder’s Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 99.1.

Financing and Security Agreement with Branch Banking & Trust Company (“BB&T”). On October 31, 2006, in connection with the execution of and Closing under the Purchase Agreement, TVI and certain of its subsidiaries entered into a Financing and Security Agreement and related agreements (together, the “Credit Agreement”) with BB&T. The Credit Agreement provides for a $25.0 million revolving credit facility (the “Revolving Facility”) and a $10.0 million acquisition credit facility (the “Acquisition Facility,” and together with the Revolving Facility, the “Credit Facility”). Borrowings under the Credit Facility are governed by a loan base on eligible accounts receivable, inventory and net fixed assets. Borrowings under $5.0 million of the Acquisition Facility (the term loan portion of the Acquisition Facility) bear interest at a rate equal to LIBOR plus 2.25%. Borrowing under the balance of the Acquisition Facility and the Revolving Facility bear interest at a floating rate equal to LIBOR plus a stated margin of between 1.25% and 2.25% based upon the ratio of TVI’s consolidated Funded Debt to consolidated EBITDA as of the end of each fiscal quarter for the immediately preceding four (4) quarters.

The Credit Agreement also provides that BB&T will issue letters of credit for the account of TVI in aggregate undrawn amounts of up to $2.0 million. Annual fees for letters of credit issued for the account of TVI will equal 1.25% to 2.25% of the face amount of such letters of credit based upon the ratio of TVI’s consolidated Funded Debt to consolidated EBITDA as of the end of each fiscal quarter for the immediately preceding four (4) quarters. The amount of any outstanding letters of credit issued or committed to be issued by BB&T will reduce, dollar for dollar, the aggregate amount available under the Revolving Facility.

The obligations under the Credit Agreement are secured by a first priority security interest in all, or substantially all, of the personal property of TVI and certain of its subsidiaries (the “Collateral”).

The Credit Agreement contains customary covenants that will, among other things, limit the ability of TVI to incur additional indebtedness, create liens, pay dividends, make certain types of investments, make certain capital expenditures, sell assets, merge with other companies or enter into certain other transactions outside of the ordinary course of business. The Credit Agreement also requires TVI to maintain on a consolidated basis a ratio of Funded Debt to an EBITDA of 3.0 to 1.0 or less on a rolling 4 quarter basis.

The Credit Agreement contains customary events of default, including, but not limited to: (a) non-payment of amounts due; (b) material breach of representations, warranties or covenants under the Credit Agreement; (c) cross-default provisions relating to other indebtedness or obligations; (d) bankruptcy or similar proceedings; or (e) material adverse changes. Upon the occurrence of an event of default, the amounts outstanding under the Credit Facility may be accelerated and may become immediately due and payable and BB&T may exercise other remedies available to it under the Credit Agreement, including without limitation, exercising its rights in the Collateral.

TVI paid a total commitment fee of $43,750 in connection with the establishment of the Credit Facility, and it must pay certain administrative and professional expenses incurred by BB&T in connection with the drafting and negotiation of the Credit Agreement. TVI must also pay a monthly fee equal to an annual rate of 0.20% to 0.35% of the unused Revolving Credit Facility, which rate is based on TVI’s consolidated Funded Debt to EBITDA ratio.

Interest is payable monthly on amounts borrowed under the Revolving Facility and the revolving portion of the Acquisition Facility (up to a maximum of $5.0 million) with principal and accrued interest due and payable in full on September 30, 2013. Borrowings under the term loan portion of the Acquisition Facility (up to a maximum of $5.0 million) shall be repaid in 24 monthly payments of principal and interest. The Acquisition Facility will terminate and all amounts owing thereunder will be due and payable on August 31, 2013.

Also on October 31, 2006, TVI received an advance of approximately $23.5 million under the Credit Facility to pay a portion of the purchase price under the Purchase Agreement and other amounts related to the purchase transaction. After the draw, no amounts remain available under the Acquisition Facility. The Credit Agreement provides that future advances under the Revolving Facility can be used only for working capital purposes.

The foregoing description of certain terms of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.3.

Item 1.02 Termination of a Material Definitive Agreement

On October 31, 2006, TVI terminated its Credit and Security Agreement with Bank of America, N.A. (“BOA”) and arranged for a release of the security interests held by BOA in connection with the facility. The Credit Agreement provided for a revolving credit facility in the maximum principal amount of $10 million.

TVI had not requested any advances under the BOA credit facility except for the issuance of certain letters of credit. As of October 27, 2006, two letters of credit issued by BOA remained outstanding in the combined face amount of $118,743.

Item 2.01 Completion of Acquisition or Disposition of Assets

Purchase Agreement. On October 31, 2006 TVI acquired substantially all the assets of SSES. Specifically, TVI, its wholly-owned acquisition subsidiary TVI Holdings One, Inc. (“Acquisition Sub”), SSES and all SSES’s members entered into the Purchase Agreement pursuant to which Acquisition Sub purchased substantially all of SSES’s assets, including all tangible assets, accounts receivables and rental inventories of SSES and assumed accounts payable and certain specified liabilities of SSES (the “Asset Purchase”).

The Closing under the Purchase Agreement took place simultaneously with the execution of the Purchase Agreement by the parties. In addition to the assumption by TVI of certain SSES operational liabilities specified in the Purchase Agreement valued at approximately $3.2 million, the aggregate consideration paid by TVI under the Purchase Agreement is $20 million in cash plus a $1.75 million working capital surplus, which was paid by TVI at Closing. TVI deposited $2.0 million of the purchase price in escrow to secure TVI’s indemnification rights under the Purchase Agreement. In connection with the Asset Purchase, TVI entered into an employment agreement with Thomas Brown, who will continue as SSES’s President and also entered into employment and incentive bonus arrangements with two other persons as discussed under Item 1.01 above, which discussion is incorporated by reference herein.

Pursuant to the Purchase Agreement, within 75 days from the Closing, there will be a closing payment adjustment to validate and finalize the working capital adjustment based on the final closing date balance sheet.

The foregoing description of certain terms of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 2.1.

On November 1, 2006, TVI issued a press release with respect to the SSES acquisition and the inducement compensation arrangements with Mr. Brown, Dennis Remsberg and Douglas Remsberg. A copy of the press release is attached hereto as Exhibit 99.2.

Item 2.02 Results of Operations and Financial Condition

On November 1, 2006, TVI Corporation issued a press release that included an announcement of preliminary third quarter 2006 financial results. The press release is set forth in Exhibit 99.2 hereto and incorporated herein by reference.

The information in response to this Item 2.02 and the disclosure of the preliminary third quarter 2006 results contained in Exhibit 99.2 to this Current Report are being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 2.02 of the Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, except as otherwise expressly stated in such filing.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01 above, as it relates to the issuance of 436,110 shares of TVI common stock under the Finder’s Agreement and a total of 27,258 shares of TVI common stock issued as part of the initial Non-Compete Payments made under employment agreements with Thomas Brown and Dennis Remsberg.

The securities issued in connection with the Finder’s Agreement and the employment agreements have not been registered under the Securities Act of 1933, as amended (the “1933 Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the 1933 Act. In particular, TVI relied on Section 4(2) of the 1933 Act and Regulation D promulgated thereunder. The person was given information concerning TVI and represented that the shares were being acquired for investment purposes only. The issuances were made without general solicitation or advertising. The appropriate restrictive legend was placed on the certificates and stop transfer instructions were issued to TVI’s transfer agent.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The Registrant hereby undertakes to file the financial statements required by this Item 9.01(a) not later than 71 days after this Form 8-K was due for filing.

(b) Pro Forma Financial Information.

The Registrant hereby undertakes to file the financial information required by this Item 9.01(b) not later than 71 days after this Form 8-K was due for filing.

(c) Exhibits.

2.1	Asset Purchase Agreement, dated as of October 31, 2006 among TVI Corporation, TVI Holdings One, Inc., Signature Special Event Services, LLC (“SSES”), River Associates Investments, LLC and the members of SSES*

10.1	Employment Agreement, dated October 31, 2006, between TVI Corporation and Thomas Brown

10.2	Incentive Bonus Program, dated as of October 31, 2006

10.3	Financing and Security Agreement dated October 31, 2006 among TVI Corporation, CAPA Manufacturing Corp., Safety Tech International, Inc., TVI Air Shelters, LLC, TVI Holdings One, Inc. and Branch Banking & Trust Company

99.1	Finder’s Agreement, dated October 31, 2006, between TVI Corporation and Event Services, LLC

99.2	Press Release dated November 1, 2006

*	Schedules have been omitted pursuant to SEC rules and will be provided upon SEC request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TVI CORPORATION
(Registrant)

Date: November 1, 2006	By:	/s/ RICHARD V. PRIDDY
	Name:	Richard V. Priddy
	Title:	President and Chief Executive Officer